* THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT, WHICH HAVE BEEN REMOVED AND REPLACED WITH ONE OR MORE ASTERISKS, HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

                       Acrylonitrile Expanded Relationship
                                       and
                          Master Modification Agreement


This Acrylonitrile Expanded Relationship and Master Modification Agreement (this "ER Agreement") is entered into by and between BP Chemicals Inc. ("BP"), an Ohio corporation, and Sterling Chemicals, Inc. ("Sterling"), a Delaware corporation, effective as of June 19, 2003 (the "Effective Date"), with reference to the following facts:

         A. Sterling owns a plant in Texas City, Texas (the "AN Plant") for the production of acrylonitrile ("AN") that has not been in operation since February 2001. Sterling filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "Bankruptcy Court") on July 16, 2001.

         B. Sterling and BP are parties to the following agreements which together with this ER Agreement are referred to collectively as the "AN Agreements:" (i) an Amended and Restated Production Agreement dated effective as of March 31, 1998 (as amended, the "Production Agreement"); (ii) a Joint Venture Agreement dated effective as of March 31, 1998 (as amended, the "ANEXCO JV Agreement"); (iii) a Limited Liability Company Agreement of ANEXCO, LLC dated effective as of March 31, 1998 (the "ANEXCO LLC Agreement"); (iv) a Catalyst Sales Contract dated effective as of March 31, 1998 (as amended, the "Catalyst Agreement"); and (v) a Letter Agreement dated April 23, 1998 (the "Letter Agreement").

         C. It is the intent of the parties that the AN Agreements, as amended or otherwise affected hereby, will collectively constitute one integrated agreement governing their relationship outside the European Union with respect to AN-related matters.

         D. Sterling and BP are parties to * * * * and a License Agreement dated effective as of April 15, 1988 (the "License Agreement").

         E. Consistent with its Joint Plan of Reorganization (the "Reorganization Plan") confirmed by order of the Bankruptcy Court entered on November 21, 2002 and the business plan and financial projections attached thereto, and to facilitate the subsequent restart of the AN Plant, the parties have entered into this ER Agreement to amend and integrate the AN Agreements as set forth herein which will result in an expanded AN relationship between the parties everywhere but the European Union.

NOW THEREFORE, the parties hereto, intending to be bound, agree as follows:

1.       INTEGRATION


1.1 The AN Agreements, as amended and otherwise affected by this ER Agreement, will be co-terminous, and, notwithstanding anything to the contrary contained herein or in any of the AN Agreements, if any AN Agreement is terminated, rescinded, rejected, or otherwise ceases to be in effect for any reason, then all of the other AN Agreements will immediately and automatically terminate without the need for any other action or notice. This ER Agreement is entered into in reliance on the fact that the AN Agreements will collectively constitute one and the same agreement.

1.2      For the avoidance of doubt, the parties acknowledge and agree that * *
         * and the License Agreement are not AN Agreements and are not subject to Section 1.1 above. The termination or expiration, for any reason, of the AN Agreements will not cause the termination or expiration of * * * the License Agreement. The termination or expiration of either * * * or the License Agreement will not cause the termination or expiration of any of the AN Agreements. * * * and the License Agreement will terminate only in accordance with their respective terms.

2.       TERM

         Each of the AN Agreements will be for an initial term ending on December 31, 2009, but continuing thereafter unless either party gives the other party twenty four (24) months prior written notice of termination, such termination to be effective only on December 31, 2009 or any anniversary thereof. Notwithstanding the foregoing, however, (i) if any of the AN Agreements is earlier terminated, for any reason, all the AN Agreements will terminate on the same date, (ii) if ANEXCO, LLC, a Delaware limited liability company in which Sterling and BP are members ("ANEXCO"), is dissolved and liquidated for any reason, the AN Agreements will terminate as of the date such dissolution and liquidation is completed, and (iii) if the term of any of the AN Agreements is extended in writing by the mutual written agreement of the parties, this ER Agreement and all of the other AN Agreements will likewise be extended.

3.       TERMINATION

3.1 Effect on Termination Clauses in AN Agreements. It is the intent of the parties that none of the AN Agreements may be terminated in any manner or for any reason except as set forth in Section 2 above or in this
         Section 3. Without limiting the foregoing, the parties agree that the term and termination clauses in the AN Agreements will be amended as set forth in Section 4 below.

3.2 Termination if AN Plant does not Start Up. The "AN Plant Start Up" will be defined to occur when Sterling restarts the AN Plant and begins producing and delivering AN to BP and to ANEXCO in accordance with the terms and conditions of the AN Agreements and * * * . In the event that the AN Plant Start Up has not occurred by August 31, 2003, the AN Agreements will terminate as of September 1, 2003. If the AN Agreements are terminated pursuant to this Section 3.2, the provisions of Section
         3.7.2 of this ER Agreement will apply.

3.3 Termination by Sterling upon AN Plant Shut Down. If (i) after the Effective Date hereof, the AN Plant Start Up has occurred, and (ii) thereafter Sterling has elected, in its sole discretion, to permanently shut down the AN Plant and to cease manufacturing AN at the AN Plant, Sterling may, at any time and in its sole discretion, elect to terminate all the AN Agreements by giving BP at least twelve (12) months prior written notice of such termination, such notice (the "Shut Down Notice") to include the date on which the AN Plant is to shut down (the "Proposed Shut Down Date"); provided, however, if Sterling delivers a Shut Down Notice to BP:

         3.3.1 BP has the right to require Sterling to continue to produce AN for a period not to exceed twelve (12) months after the Proposed Shut Down Date (the "Extension Right"). If BP exercises the Extension Right, the AN Agreements will terminate on the Proposed Shut Down Date but Sterling will not shut down the AN Plant and will instead produce and sell AN solely to BP or its designee, pursuant to BP's instructions, during the period that begins on the Proposed Shut Down Date and ends on such date that BP determines, at its sole option (the "Extension Period"), provided that such ending date cannot extend beyond the date that is twelve (12) months after the Proposed Shut Down Date. During the Extension Period, BP will reimburse Sterling for * * of Sterling's Fixed Costs and Variable Costs (as such terms are defined in the Production Agreement) and * * of such other costs that Sterling currently can charge to BP under the Production Agreement; provided, however, that in the event that Sterling becomes aware that, to continue to operate the AN Plant, it will be required to incur any unusual or unexpected item of cost or expense that is directly related to the production of AN, the reimbursement for which is not specifically addressed by the Production Agreement, Sterling will, as soon as is reasonably possible after it becomes aware of such requirement but, in any event, prior to incurring such cost or expense, notify BP, in writing, of the specifics of such cost or expense (the "Expense Notice") including the reason for the cost or expense, an estimate of the amount, and the anticipated date on which Sterling will need to start incurring such cost or expense. Promptly after BP's receipt of any Expense Notice, Sterling and BP will discuss such cost or expense and the parties will work together, in good faith, to explore any potential actions that might be taken to avoid or mitigate such cost or expense. In addition, Sterling will provide BP with reasonable documentation that supports the information that Sterling included in the Expense Notice. Promptly after the conclusion of these discussions, BP may elect whether it will reimburse Sterling for such cost or expense. In the event that BP elects to not reimburse Sterling for such cost or expense, or if BP fails to make an election prior to the anticipated date for incurring such cost or expense referenced in the Expense Notice, Sterling will have the right to shut down the AN Plant and discontinue production of AN immediately prior to the time that such cost or expense would have been required to have been incurred and, in such event, the Extension Period shall be deemed to have ended on the date of such shut down of the AN Plant.

         3.3.2 Except as otherwise provided in Section 3.3.1 above, Sterling will permanently shut down the AN Plant on the Proposed Shut Down Date or, if applicable, at the expiration of the Extension Period, whichever is later, and, thereafter, neither Sterling nor any of its affiliated, subsidiary, or parent companies will use the AN Plant to manufacture AN, and Sterling will not market, distribute, or sell AN manufactured at the AN Plant anywhere in the world (other than any inventory on hand at the AN Plant as of the Proposed Shut Down
                  Date). Neither Sterling nor any of its affiliates, subsidiary, or parent companies will, at any time after the Proposed Shut Down Date or the expiration of the Extension Period (if applicable), whichever is later, start up the AN Plant without BP's express, prior written consent.

         3.3.3 (i) Sterling will not sell, transfer, lease, convey, or dispose of (each, a "Transfer") the AN Plant, or any equipment or fixtures that are a part of the AN Plant, unless such Transfer is in compliance with this Section 3.3.3; provided, however that this Section 3.3.3 does not apply to any transaction involving the Transfer of all or substantially all of (a) the capital stock, or (b) the business, operations, or assets of Sterling (whether direct or indirect, by purchase, merger, consolidation, or otherwise) if, in the case of (a), the entity whose capital stock is being Transferred owns assets with a significant monetary value in addition to the AN Plant or, in the case of (b), such Transfer includes assets with a significant monetary value other than the AN Plant. In no event is this
                  Section 3.3.3(i) to be used to circumvent the intent of the provisions set forth below in this Section 3.3.3. In the event of any such Transfer permitted by this Section 3.3.3(i), Sterling will require the transferee in such Transfer to agree in writing to comply with the restrictions and obligations set forth in this Section 3.3.3.

                       (ii) During the period commencing with BP's receipt
                  of a Shut Down Notice and continuing thereafter until the Proposed Shut Down Date or the expiration of the Extension Period, whichever is later, and during any Response Period (as defined below), (a) Sterling will cooperate with BP in its performance of a due diligence investigation and will provide BP access to all information, including, but not limited to, all records, documents, personnel interviews, site visits, and equipment inspections, as may be reasonably necessary for BP to evaluate whether it desires to make an offer for the Transfer of the AN Plant or any part thereof or to make a Proposal (as defined below), and (b) Sterling will cooperate with BP and will work with BP, in good faith, as BP may request to prepare the terms, conditions, structure, and similar matters related to any offer that BP may be considering making for the Transfer of the AN Plant or any part thereof.

                       (iii) On or before the Proposed Shut Down Date or the
                  expiration of the Extension Period, whichever is later, BP will have the right to make an offer to Sterling for the Transfer of the AN Plant or any part thereof. Any offer from BP pursuant to this clause (iii) must be in writing and contain all relevant terms and conditions of the proposed Transfer. The failure of BP to make an offer pursuant to this clause (iii) on or before the Proposed Shut Down Date or the expiration of the Extension Period, whichever is later, will be deemed to be an election by BP to decline to make any offer pursuant to this clause (iii).

                           (iv) In the event that BP makes an offer for the
                  Transfer of the entire AN Plant or any portion thereof pursuant to clause (iii) above, Sterling must notify BP in writing whether Sterling accepts or declines such offer within ninety (90) days after Sterling receives such offer from BP, and Sterling's failure to make an election within such ninety
                  (90) day period will be deemed to be an election by Sterling to decline such offer. If Sterling declines or is deemed to have declined any such offer from BP, Sterling may then Transfer all of the assets that were the subject of the offer in a single transaction or a series of related transactions to a third party, without BP's consent, if, and only if, (a) the consideration being provided by the third party to Sterling for the Transfer of such assets is greater than the consideration set forth in the offer from BP, (b) the terms of the third party Transfer, taken as a whole, are no more favorable to the third party than those set forth in the offer from BP were to BP, and (c) the Transfer is concluded no later than twelve (12) months after Sterling declined or is deemed to have declined such offer from BP. If Sterling does not Transfer all of the assets that were the subject of the offer from BP in a single transaction or a series of related transactions within such twelve (12) month period, Sterling may not thereafter Transfer such assets, in any form or in any combination, to a third party unless Sterling first extends BP another opportunity to make an offer for the Transfer of such assets pursuant to clause (vi) below and BP's right contained in this Section
                  3.3.3 will continue to apply to such assets.

                      (v) If any offer from BP pursuant to clause (iii) above
                  does not contemplate a Transfer of the entire AN Plant, or if BP declines, or is deemed to have declined, to make an offer for the Transfer of the entire AN Plant pursuant to clause (iii) above, Sterling may thereafter Transfer the AN Plant in its entirety (but not a portion thereof) to any person or entity on such terms as Sterling deems acceptable, in its sole discretion.

                      (vi) If Sterling desires to Transfer the AN Plant in
                  its entirety or any portion thereof, and such Transfer is not otherwise permitted under clause (iv) or (v) above, Sterling will not Transfer such assets to a third party without first offering to Transfer such assets to BP. Such offer to BP will be in writing and must contain a detailed description of the assets Sterling desires to Transfer (the "Offer"). After it receives any such Offer, BP will have sixty (60) days in the case of an Offer for the AN Plant in its entirety or any substantial portion thereof, or thirty (30) days in the case of any other Offer, within which to conduct a due diligence review of the Offer (the "Response Period"). No later than the end of the Response Period, BP will have the right to make a proposal for the Transfer of any of the assets described in the Offer (a "Proposal"). Any Proposal from BP must be in writing and contain all relevant terms and conditions of the proposed Transfer. The failure of BP to make a Proposal prior to the expiration of the Response Period will be deemed to be an election by BP to decline to make a Proposal. In the event that BP declines, or is deemed to have declined, to make a Proposal, Sterling may then Transfer any of the assets that were described in the Offer to a third party, without BP's consent, for such consideration as is acceptable to Sterling, in its sole discretion, provided that the Transfer must be concluded no later than twelve (12) months after the end of the Response Period. If Sterling does not Transfer all of such assets within this twelve (12) month period, Sterling may not thereafter Transfer such assets, in any form or in any combination, to a third party unless Sterling again extends an Offer to BP pursuant to this clause
                  (vi), and BP's right contained in this Section 3.3.3 will continue to apply to such assets. In the event that BP makes a Proposal for the Transfer of any of the assets described in the Offer, Sterling must notify BP, in writing, whether Sterling accepts or declines the Proposal no later than thirty
                  (30) days after Sterling received the Proposal. The failure of Sterling to make an election within such thirty (30) day period will be deemed to be an election by Sterling to decline the Proposal. If Sterling declines or is deemed to have declined the Proposal, Sterling may then Transfer any of the assets described in the Offer to a third party, without BP's consent, if, and only if, (a) the consideration being provided by the third party to Sterling for the Transfer of such assets is greater than the consideration set forth in the Proposal,
                  (b) the terms of the third party Transfer are no more favorable to the third party, taken as a whole, than those set forth in the Proposal were to BP, and (c) the Transfer is concluded no later than twelve (12) months after Sterling declined or is deemed to have declined the Proposal. If Sterling has the right to Transfer all of the assets that were described in the Offer to a third party pursuant to the terms of this clause (vi), and Sterling fails to complete the Transfer of such assets within such twelve (12) month period, Sterling may not thereafter Transfer such assets, in any form or in any combination, to a third party unless Sterling again extends an Offer to BP pursuant to this clause (vi), and BP's right contained in this Section 3.3.3 will continue to apply to such assets.

         3.3.4 If Sterling is Transferring any assets to a third party pursuant to Section 3.3.3 above (other than a Transfer pursuant to clause (v) above or a Transfer pursuant to clause
                  (vi) above for which BP declined, or is deemed to have declined, to make a Proposal), Sterling will provide BP with
                  (i) in the case of a proposed Transfer of a portion of the AN Plant, at least ten (10) calendar days prior written notice before the expected Transfer is to take place, or (ii) in the case of a proposed Transfer of the entire AN Plant, at least thirty (30) calendar days prior written notice before the expected Transfer is to take place. Subject to the receipt by Sterling of appropriate confidentiality agreements, BP has the right to have an independent third party auditor selected by BP (the "Auditor) audit the books and records of Sterling, at reasonable times during normal business hours, to determine whether Sterling has complied with, and any Transfer is in accordance with, the terms of Section 3.3.3 hereof, except as such access may be prohibited by law or third party confidentiality agreements existing as of the date this ER Agreement is executed. The Auditor will thereupon have the right to make copies of and abstracts from such books, records, and accounts, at BP's expense, which copies may be removed from the premises of Sterling and retained by the Auditor, subject to the terms of any confidentiality agreement between Sterling and BP regarding the use of such information. It is agreed that the Auditor may report to BP only its conclusions resulting from such Auditor's review of Sterling data, and nothing else. In the event that the auditor determines that any proposed Transfer would not be in compliance with the terms of Section 3.3.3 hereof, Sterling will not Transfer such assets without first complying with the terms and conditions of Section 3.3.3 hereof.

         3.3.5    If the AN Agreements are terminated pursuant to this
                  Section 3.3, the provisions of Section 3.7.3 will apply.

3.4 Termination for Material Breach. In the event that a party has committed a material breach of an AN Agreement and has not cured the material breach within ninety (90) days after the non-breaching party provided the breaching party with written notice of such material breach, the non-breaching party may provide written notice to the breaching party that it is terminating the AN Agreements, such termination to be effective twelve (12) months after the date the breaching party received the notice of termination. For purposes of this ER Agreement, a "material breach" means (i) the failure of either party or ANEXCO to supply or accept a material quantity of raw materials, finished products, or services as and when required under the terms and conditions of any of the AN Agreements (except to the extent such nonperformance is excused due to force majeure or the express terms of this ER Agreement or the relevant AN Agreement), (ii) the failure of a party to obey any order of the arbitrators when such order was made as a part of the Dispute Resolution Process set forth in
         Section 11 of this ER Agreement; provided, however, that if the matter in dispute involves less than two million dollars ($2,000,000) during any twelve (12) month period, the failure by either party to comply with such arbitrator's order will not be considered a material breach hereunder so long as the party that did not comply with such arbitrator's order pays the other party any damages associated with the non-complying party's failure to comply with the arbitrator's order if, as, and when such damages are incurred by the other party, (iii) the failure to pay within thirty (30) days of the date when due any amount in excess of $250,000 that is not disputed in good faith by such party or (iv) any breach of any of the AN Agreements that is likely to have an adverse effect, in an amount that will exceed two million dollars ($2,000,000) during any twelve (12) consecutive month period, on the business, financial position, results of operations, or cash flows of Sterling, if BP is the breaching party, or of BP's Nitriles Business Unit, if Sterling is the breaching party. If the AN

         Agreements are terminated pursuant to this Section 3.4, the provisions of Section 3.7.4 of this ER Agreement will apply.

3.5 Termination due to Court Order. All the AN Agreements will terminate if any of the AN Agreements is terminated due to a final order of a court or governmental agency of competent jurisdiction that is not the subject of an existing appeal and, for any reason whatsoever, can no longer be appealed. If the AN Agreements are terminated pursuant to this Section 3.5, the provisions of Section 3.7.5 of this ER Agreement will apply.

3.6 Termination for Force Majeure. In the event that either party declares force majeure under any AN Agreement, and the force majeure event remains in effect for a period of six (6) months or more, the non-declaring party may give the declaring party written notice that the non-declaring party is terminating the AN Agreements. Such notice will include the date upon which the AN Agreements will terminate, provided that, such termination may be effective no earlier than three
         (3) months, nor later than twelve (12) months, after the date the non-terminating party received the termination notice. If the non-declaring party fails to specify a date in its notice, the AN Agreements will terminate on the date that is three (3) months after the date the non-terminating party receives the notice. If the AN Agreements are terminated pursuant to this Section 3.6, the provisions of Section 3.7.6 of this ER Agreement will apply.

3.7      Effect of Termination.

         3.7.1 Optional Termination. If the AN Agreements are terminated pursuant to the first sentence of Section 2 hereof, the provisions of Section 5 of this ER Agreement will apply and BP will continue to offer AN Catalyst for sale to Sterling and Sterling will continue to buy AN catalyst from BP in the manner set forth in Section 3.7.9 below.

         3.7.2 AN Plant does not Start Up. If the AN Agreements are terminated pursuant to Section 3.2 hereof, Sterling will promptly refund, no later than September 30, 2003, to BP: (i) any and all payments, for both expense and capital items, made by BP in connection with the restart of the AN Plant and BP will have no liability to Sterling for any restart costs thereafter, including any such costs invoiced but not yet due;
                  (ii) * * of the Fixed Costs that BP paid Sterling each month since April 1, 2003 in accordance with Section 6.2.2 of this ER Agreement; and (iii) the refund of cure costs payment of seven hundred seventy thousand dollars ($770,000) BP made to Sterling as required by the Order Authorizing Assumption of Acrylonitrile Agreements on Negotiated Terms and Approving Compromise of Controversies Presented by Negotiated Terms that the Bankruptcy

                  Court entered on November 20, 2002 (the "Assumption Order"). In addition, if the AN Agreements are terminated pursuant to
                  Section 3.2 hereof, (a) BP has the right to elect to purchase from Sterling at a cost of * * all of Sterling's interest in ANEXCO (including all contract rights) and, if BP elects to purchase such interest in ANEXCO, Sterling will sell its interest in ANEXCO to BP, on the date the AN Agreements terminate, free and clear of all liens, claims, encumbrances, pledges, hypothecations, security interests, options, charges and any other adverse claims of any third party of any sort whatsoever, whether voluntarily incurred or arising by operation of law (each, a "Lien"), (b) BP will continue to offer AN Catalyst for sale to Sterling and Sterling will continue to buy AN catalyst from BP in the manner set forth in
                  Section 3.7.9 below, and (c) if Sterling Permanently Shuts Down the AN Plant, BP has the right to elect to purchase from Sterling at a cost of * * all AN catalyst supplier by BP that is located at the AN Plant by providing Sterling with written notice of such election within thirty (30) days after the date on which Sterling Permanently Shuts Down the AN Plant, the failure of BP to provide Sterling with written notice of such election by such time being deemed an election by BP to purchase such AN catalyst. In the event that BP elects or is deemed to have elected to purchase such AN catalyst, the sale of such AN catalyst will occur promptly after BP elects to purchase such AN catalyst or Sterling shuts down the AN Plant, whichever is later, free and clear of all Liens. "Permanently Shuts Down the AN Plant" is defined to occur on the earliest of (A) the date BP receives written notice from Sterling that it is permanently shutting down the AN Plant, (B) the date Sterling publicly announces that it is permanently shutting down the AN Plant, or (C) the date on which both of the following have occurred (x) the AN Plant is not operating and
                  (y) Sterling has laid off, fired, or otherwise terminated, a majority of its employees assigned to work at the AN Plant or has reassigned a majority of such employees for a period of more than twenty four (24) months; provided, however, that in the case of each of (A), (B), or (C) above, such event occurs within five (5) years after the date the AN Agreements terminate. In the event BP elects not to buy Sterling's interest in ANEXCO, or fails to make an election on or before the date on which the AN Agreements terminate, the parties will * * * (as defined in Section 3.7.8.1 below) in the manner set forth in Section 3.7.8 below.

         3.7.3 AN Plant Shut Down. If the AN Agreements are terminated pursuant to Section 3.3 hereof: (i) BP has the right to elect to purchase from Sterling at a cost of * * all of Sterling's interest in ANEXCO (including all contract rights) and, if BP elects to purchase such interest in ANEXCO, Sterling will sell its interest in ANEXCO to BP, on the date the AN Agreements terminate, free and clear of all Liens; (ii) BP has the right to elect to purchase from Sterling at a cost of * * all AN catalyst supplied by BP that is located at the AN Plant by providing Sterling with written notice of such election within thirty (30) days prior to the date on which the AN Agreements terminate or the expiration of the Extension Period (if applicable), whichever is later, the failure of BP to provide Sterling with written notice of such election by such time being deemed an election by BP to purchase such AN catalyst, and in the event that BP elects, or is deemed to have elected, to purchase such AN catalyst, such sale will occur on the date the AN Agreements terminate, free and clear of all Liens; (iii) Sterling will pay BP, within sixty (60) days after the date the AN Agreements terminate, the BP Net Unrecouped Investment Amount (as such term is defined in the Production Agreement), as of the date the AN Plant shuts down; and (iv) BP will pay Sterling either * * of Sterling's actual costs and expenses of shutting down the AN Plant or * * , whichever amount is less, as BP's sole and exclusive obligation to pay Sterling for any and all costs and expenses of shutting down the AN Plant. In the event BP elects not to buy Sterling's interest in ANEXCO, or fails to make an election on or before the date on which the AN Agreements terminate, the applicable provisions of Section 3.7.8 below will apply.

         3.7.4 Material Breach. If the AN Agreements are terminated pursuant to Section 3.4 hereof: (i) BP will act as Sterling's agent in the Joint Venture Territory (as such term is defined in the ANEXCO JV Agreement) in the manner set forth in Section 3.7.7 hereof; (ii) the parties will * * in the manner set forth in
                  Section 3.7.8 below; and (iii) BP will continue to offer AN Catalyst for sale to Sterling and Sterling will continue to buy AN catalyst from BP in the manner set forth in Section
                  3.7.9 below. In addition, if Sterling terminates the AN Agreements pursuant to Section 3.4 hereof, BP will pay to Sterling, on the date the AN Agreements terminate, as liquidated damages and not as a penalty, the applicable amount set forth in Exhibit A attached hereto, and if BP terminates the AN Agreements pursuant to Section 3.4 hereof, Sterling will pay to BP, on the date the AN Agreements terminate, as liquidated damages and not as a penalty, the applicable amount set forth in Exhibit A attached hereto.

         3.7.5    Court Order. If the AN Agreements are terminated pursuant to
                  Section 3.5 hereof: (i) BP will act as Sterling's agent in the Joint Venture Territory in the manner set forth in Section
                  3.7.7 hereof unless and except to the extent such arrangement is barred by the court or agency order; (ii) the parties will
                  * * in the manner set forth
                  in Section 3.7.8 below; and (iii) BP will continue to offer AN Catalyst for sale to Sterling and Sterling will continue to buy AN catalyst from BP in the manner set forth in Section
                  3.7.9 below. In addition, if this Agreement is terminated pursuant to Section 3.5 hereof, Sterling will pay to BP, quarterly, an amount equal to the Net Margin (if any) on Product (as such terms are defined in the Production Agreement) produced from the AN Plant during each calendar quarter after the date of termination in excess of * * of the Rated Capacity (as such term is defined in the Production Agreement) then in effect which is sold or otherwise provided to a third party during such calendar quarter. Such payments will be made for each calendar quarter during the period from the date of termination until the earlier to occur of: (a) the date on which the aggregate amount of such payments equals the BP Net Unrecouped Investment Amount as of the date the AN Agreements terminate, or (b) the earliest possible date the AN Agreements could have been terminated pursuant to the first sentence of Section 2 of this ER Agreement. Nothing herein requires Sterling to pay to BP, in the aggregate, a sum greater than the BP Net Unrecouped Investment Amount as of the date the AN Agreements terminate or requires Sterling to produce any amount of Product.

         3.7.6 Force Majeure. If Sterling terminates the AN Agreements pursuant to Section 3.6 hereof: (i) BP will act as Sterling's agent in the Joint Venture Territory in the manner set forth in Section 3.7.7 hereof; (ii) upon termination of the AN Agreements, the parties will * * in the manner set forth in
                  Section 3.7.8 below; and (iii) BP will continue to offer AN Catalyst for sale to Sterling and Sterling will continue to buy AN catalyst from BP in the manner set forth in Section
                  3.7.9 below. If BP terminates the AN Agreements pursuant to
                  Section 3.6 hereof: (a) BP has the right to elect to purchase from Sterling at a cost of * * all of Sterling's interest in ANEXCO (including all contract rights) and, if BP elects to purchase such interest in ANEXCO, Sterling will sell its interest in ANEXCO to BP, on the date the AN Agreements terminate, free and clear of all Liens, (b) Sterling will pay BP, within sixty (60) days after the date the AN Agreements terminate, the BP Net Unrecouped Investment Amount, as of the date the AN Agreements terminate, (c) unless Sterling Permanently Shuts Down the AN Plant, BP will continue to offer AN Catalyst for sale to Sterling and Sterling will continue to buy AN catalyst from BP in the manner set forth in Section 3.7.9 below, and (d) if Sterling Permanently Shuts Down the AN Plant, BP has the right to elect to purchase from Sterling at a cost of * * all AN catalyst supplier by BP that is located at the AN Plant by providing Sterling with written notice of such election within thirty (30) days after the date on which Sterling Permanently Shuts Down the AN Plant, the failure of BP to provide Sterling with written notice of such election by such time being deemed an election by BP to purchase such AN catalyst. In the event that BP elects or is deemed to have elected to purchase such AN catalyst, the sale of such AN catalyst will occur promptly after BP elects or is deemed to have elected to purchase such AN catalyst, or Sterling has laid off, fired, or otherwise terminated, a majority of its employees assigned to work at the AN Plant or has reassigned a majority of such employees for a period of more than twenty four (24) months, whichever is later, free and clear of all Liens. In the event BP elects not to buy Sterling's interest in ANEXCO, or fails to make an election on or before the date on which the AN Agreements terminate, the parties will * * in the manner set forth in
                  Section 3.7.8 below.

         3.7.7    Agency. If the AN Agreements are terminated pursuant to
                  Section 3.4, Section 3.5, or Section 3.6 hereof, for twelve
                  (12) months after the date the AN Agreements terminate, BP will act as Sterling's agent for the sale of AN in the Joint Venture Territory, with the intent but not the obligation, to sell volumes of AN no less than the Sterling Maximum AN Volume (as defined in Section 9.2.3.3 hereof). The parties acknowledge and agree that (i) BP's sole obligation under this
                  Section 3.7.7 is to use commercially reasonable efforts to sell Sterling's AN at such volumes, (ii) BP is not required to preferentially sell Sterling AN in lieu of selling BP AN, and
                  (iii) BP will have no liability to Sterling whatsoever if BP is unable to sell Sterling's AN at such volumes, whether such liability is based on contract, tort, negligence, strict liability, indemnity, or otherwise. If the AN Agreements are terminated pursuant to Section 3.4, Section 3.5, or Section
                  3.6 hereof, Sterling will have the right to elect to have the agency relationship with BP be on an exclusive or a non-exclusive basis by providing BP with written notice of such election (i) within ninety (90) days after the date on which the applicable notice of termination is received by the non-terminating party or (ii) in the case of a termination pursuant to Section 3.5, within ninety (90) days after the date on which Sterling becomes aware that the AN Agreements will be terminating pursuant to that Section, or, if the AN Agreements will be terminating prior to such time, within ten
                  (10) calendar days after the AN Agreements terminate or by the ninetieth (90th) day after the date on which Sterling becomes aware that the AN Agreements will be terminating, whichever occurs first, and the failure of Sterling to provide BP with written notice of such election by the applicable time being deemed an election by Sterling to have such agency relationship be on a non-exclusive basis. If Sterling elects to have such agency relationship be on an exclusive basis, Sterling will not directly or indirectly sell AN into the Joint Venture Territory nor will Sterling knowingly sell AN to third parties who intend to sell or resell the AN into the Joint Venture Territory, and for all Sterling AN sold into the Joint Venture Territory during such period, Sterling will pay BP a commission equal to * * of the net invoice price, or * * per metric ton, whichever amount is greater, on all sales BP makes on behalf of Sterling to customers that are * * * or * * of the net invoice price, or * * per metric ton, whichever amount is greater, on all other sales BP makes on behalf of Sterling, in either case, with such price adjusted to be on a FOB Texas City, Texas, basis for purposes of calculating the commission and, in addition, Sterling will reimburse BP for all relevant costs to service such sales, including, but not limited to, all fixed and variable logistics costs and all customer fulfillment costs, with the precise calculation of the exact amount of such costs to be mutually agreed upon. If Sterling elects to have such agency relationship be on a non-exclusive basis, (a) for all Sterling AN sold into the Joint Venture Territory during such period in transactions arranged by BP, Sterling will pay BP a commission equal to * * of the net invoice price of such sales, or * * per metric ton, whichever amount is greater, with such price adjusted to be on a FOB Texas City, Texas, basis for purposes of calculating the commission, and (b) if Sterling elects to have BP service any such sales of Sterling AN, BP will service such sales and Sterling will reimburse BP for all relevant costs to service such sales, including, but not limited to, all fixed and variable logistics costs and all customer fulfillment costs, with the precise calculation of the exact amount of such costs to be mutually agreed upon.

                   3.7.8   * * * * * * * * * * * * * * * * (Approximately three
                           and one-half pages have been omitted pursuant to the request for confidential treatment.)

                  3.7.8.2  From and after the completion of * * pursuant to this
                           Section 3.7.8 until the termination of the AN Agreements, the parties will cause and direct ANEXCO to no longer enter into any new or additional AN Sales Contract.

                           3.7.8.3 Notwithstanding anything to the contrary contained herein or in any of the AN Agreements, from and after the time that this Section 3.7.8 applies until the termination of the AN Agreements, ANEXCO will no longer have the sole and exclusive responsibility for the marketing, sale or distribution of AN in the Joint Venture Territory on behalf of BP and Sterling, and both Sterling and BP may market, sell and distribute AN in the Joint Venture Territory but only with respect to (i) any volume a party might make to a customer pursuant to * * * , (ii) any volume to a customer that replaces volume that such customer previously purchased under an AN Sales Contract that terminated in accordance with its terms after this Section 3.7.8 became applicable or that was terminated, canceled or lapsed after this
                           Section 3.7.8 became applicable, (iii) any additional AN volumes that a customer under any AN Sales Contract * * * may wish to purchase in excess of the maximum volume specified in its AN Sales Contract, (iv) any volumes that any customer in the Joint Venture Territory may wish to buy, without a written, countersigned agreement, or (v) any volume to any customer that is not then a party to an AN Sales Contract. In addition, notwithstanding anything to the contrary contained herein or in any of the other AN Agreements, both parties will be entitled, during such period, to solicit orders from customers in the Joint Venture Territory (including ANEXCO customers) for delivery of AN after the termination of the AN Agreements. Either party may request that ANEXCO continue to service, under the terms of the AN Agreements to the extent applicable, * * * any other sales of AN that such party makes in the Joint Venture Territory, in either case, until such time that the requesting party determines ANEXCO's services are no longer required or until the termination of the AN Agreements, whichever comes first. If a party elects to use ANEXCO to service * * any other sales of AN in the Joint Venture Territory, ANEXCO will service such AN sales and the requesting party will pay ANEXCO a commission equal to * * * , whichever amount is greater, on all such sales ANEXCO services on behalf of that party to customers who are buying AN from the requesting party pursuant to a written, countersigned contract, or * * * , whichever amount is greater, on all other sales ANEXCO services on behalf of the requesting party, in either case, with such price adjusted to be on a FOB Texas City, Texas, basis for purposes of calculating the commission and, in addition, that party will reimburse ANEXCO for all relevant costs to service such sales, including, but not limited to, all fixed and variable logistics costs and all customer fulfillment costs, with the precise calculation of the exact amount of such costs to be mutually agreed upon.

                  3.7.8.4  * * * * * * * * * * * * * * *

         3.7.9 Catalyst Supply. If the AN Agreements are terminated pursuant to the first sentence of Section 2 hereof or pursuant to
                  Section 3.2, Section 3.4, Section 3.5, or Section 3.6 hereof, for a * * * period after termination of the AN Agreements, BP will continue to offer AN Catalyst for sale to Sterling and Sterling will continue to buy AN catalyst from BP pursuant to the terms and conditions set forth in the Catalyst Agreement as that agreement existed just prior to its termination hereunder (hereinafter the "Reinstated Catalyst Agreement"), except that Paragraph (i) of Part Two of the Reinstated Catalyst Agreement will be amended, with such amendment effective as of the termination of the AN Agreements, to read in its entirety as follows:

                           (i) Term: The term of the Contract will continue for
                           * * and then from year to year thereafter unless either party gives the other party twenty four (24) months prior written notice of its election to terminate this Contract, such termination to be effective only on the * * anniversary of the Effective Date or any anniversary thereafter; provided, however, no such termination of this Contract will relieve Buyer of its obligation to pay for any Product delivered by Seller to Buyer prior to such termination.

                  In addition, the "Effective Date" as set forth in Paragraph
                  (j) of Part Two of the Reinstated Catalyst Agreement will at the same time be amended to be, in its entirety, the date of termination of the AN Agreements.

        3.7.10 Wind Up and Dissolution. If the AN Agreements are terminated for any reason, the provisions of Article XI of the ANEXCO LLC Agreement will apply unless BP has exercised its right to purchase Sterling's interest in ANEXCO for * * pursuant to
                  Section 3.7.2, Section 3.7.3, or Section 3.7.6 hereof.

        3.7.11 Survival; Effect on Other Rights. All provisions of this ER Agreement that may reasonably be interpreted as surviving the termination of this ER Agreement will survive such termination. Notwithstanding anything to the contrary contained herein or in any of the AN Agreements, the termination of the AN Agreements for any reason will not affect any rights or remedies of either party arising out of any breach of any of the AN Agreements prior to such termination or the right of either of the parties to receive any amount earned or accrued thereunder prior to such termination or otherwise payable with respect to any period prior to such termination. Except as otherwise provided in this Section 3, neither party will be obligated to make any payment to the other party solely in connection with or as a result of the termination of the AN Agreements.

4.       AMENDMENTS TO AN AGREEMENTS AS A RESULT OF SECTIONS 1, 2, AND 3 ABOVE

4.1 Amendments to Production Agreement. Effective as of the Effective Date of this ER Agreement, the Production Agreement is modified as set forth in this Section 4.1.

         4.1.1 Section 2.1 of the Production Agreement is hereby amended to read in its entirety as follows:

                           2.1 The term of this Agreement, the rights of the parties to terminate this Agreement and the effects of the expiration or termination of this Agreement will be as set forth in that certain Acrylonitrile Expanded Relationship and Master Modification Agreement dated as of June 19, 2003 between BP and Sterling (the "ER Agreement").

         4.1.2 Section 2.2 and Section 2.3 of the Production Agreement are hereby amended to respectively read in their entirety as follows:

                           2.2      [Intentionally Omitted].

                           2.3      [Intentionally Omitted].

         4.1.3 Section 13.5 and Section 13.6 of the Production Agreement are hereby amended to respectively read in their entirety as follows:

                           13.5 Solely for the valuation purposes under this Agreement, any Capital Project for which BP has reimbursed Sterling for a portion of the Capital Expenditures in accordance with the terms of this Agreement shall, unless otherwise agreed by the parties, be deemed to have a useful life of ten years and the Capital Expenditures associated therewith shall be amortized on a straight-line basis.

                           13.6 Prior to the expiration or termination of this Agreement, BP shall be entitled to the benefit of any and all depreciation and amortization or expense deductions with respect to the portion of any Capital Expenditures for which BP has reimbursed Sterling, and Sterling shall be entitled to the benefit of any and all depreciation and amortization or expense deductions with respect to the portion of any Capital Expenditures which has not been reimbursed by BP. Following the expiration or termination of this Agreement, (a) BP shall be entitled to the benefit of any and all depreciation and amortization or expense deductions with respect to the portion of any Capital Expenditures for which BP has reimbursed Sterling minus the amount that Sterling has paid to BP if Sterling is required to pay the BP Net Unrecouped Investment Amount and (b) Sterling shall be entitled to the benefit of any and all other depreciation and amortization or expense deductions with respect to the AN Plant, including, if Sterling is required to and has paid the BP Net Unrecouped Investment Amount, any future depreciation and amortization or expense deduction with respect to any portion of any Capital Expenditures for which Sterling has paid the BP Net Unrecouped Investment Amount.

         4.1.4 Section 19.2 of the Production Agreement is hereby amended by replacing the phrase "during the Initial Term or any Additional Term" appearing therein with the phrase "during the term of this Agreement."

         4.1.5 Section 22.1 and Section 22.2 of the Production Agreement are hereby amended by replacing the phrase "At the termination of the Initial Term or any Additional Term" appearing therein with the phrase "At the termination of this Agreement."

         4.1.6 Exhibit A to the Production Agreement is hereby amended by deleting the definitions of "Additional Term," Cross Termination Right," "Initial Term," and "Termination Notice" therefrom.

         4.1.7 The definition of "BP Net Unrecouped Investment Amount" appearing in Exhibit A to the Production Agreement is hereby amended to read in its entirety as follows:

                                    BP Net Unrecouped Investment Amount means
                           the actual Project Cost plus the sum of the Capital Expenditures funded by BP prior to termination of this Agreement under Section 2.3, less depreciation thereon, based on amortization over ten years. As of March 31, 2003, the BP Net Unrecouped Investment Amount is * * * .

         4.1.8 In Exhibit A to the Production Agreement, the definition of "Catalyst Sales Contract" is hereby amended to read in its entirety as follows:

                                    Catalyst Sales Contract means that certain
                           Catalyst Sales Contract dated as of March 31, 1998 between BP and Sterling.

         4.1.9 In Exhibit A to the Production Agreement, the definition of "Contract Year" is hereby amended to read in its entirety as follows:

                                    Contract Year means a period of 12
                           consecutive Months beginning on the first Day of January next following the Effective Date, and beginning on the first Day of January of each subsequent year during the term of this Agreement. The period of time from the Effective Date until the first day of the January next following the Effective Date, and the period of time from the first day of January last occurring during the term of this Agreement until the termination of this Agreement shall each be considered to be a Contract Year, provided that in each such period the Minimum Annual Contract Quantity and the Maximum Annual Contract Quantity shall be prorated.

4.2 Amendments to ANEXCO JV Agreement. Effective as of the Effective Date of this ER Agreement, the ANEXCO JV Agreement is modified as set forth in this Section 4.2.

         4.2.1 Section 6.1 of the ANEXCO JV Agreement is hereby amended to read in its entirety as follows:

                                    6.1 Term, Termination and Effect of
                           Termination. The term of this Agreement, the rights of the parties to terminate this Agreement and the effects of the expiration or termination of this Agreement will be only as set forth in the ER Agreement.

         4.2.2 Section 6.2, Section 6.3, Section 6.4, and Section 6.5 of the ANEXCO JV Agreement are hereby amended to respectively read in their entirety as follows:

                                    6.2     [Intentionally Omitted].

                                    6.3     [Intentionally Omitted].

                                    6.4     [Intentionally Omitted].

                                    6.5     [Intentionally Omitted].

         4.2.3 Section 10.2 of the ANEXCO JV Agreement is hereby amended to read in its entirety as follows:

                                    10.2 Rights and Obligations upon Default.
                           Upon the occurrence of any Default, the
                           non-defaulting Party may, at its option, make a claim for damages pursuant to Section 10.3 hereof and, to the extent such Default triggers any rights or remedies under the ER Agreement, exercise any of its rights available under the ER Agreement.

4.3 Amendments to ANEXCO LLC Agreement. Effective as of the Effective Date of this ER Agreement, the ANEXCO LLC Agreement is modified as set forth in this Section 4.3.

         4.3.1 Section 2.05(c) of the ANEXCO LLC Agreement is hereby amended to read in its entirety as follows:

                                    (c) the occurrence of any event that, under
                           the terms of that certain Acrylonitrile Expanded Relationship and Master Modification Agreement dated as of June 19, 2003 between BP and Sterling (the "ER Agreement"), results in a termination of the AN Agreements (as defined in the ER Agreement);

         4.3.2 Section 2.05(d) and Section 2.05(e) of the ANEXCO LLC Agreement are hereby amended to respectively read in their entirety as follows:

                                    (d)     [Intentionally Omitted];

                                    (e)     [Intentionally Omitted];

4.4 Amendments to Catalyst Agreement. Effective as of the Effective Date of this ER Agreement, Paragraph (i) of Part Two of the Catalyst Agreement is hereby amended to read in its entirety as follows:

                           (i) The term of this Contract, the rights of the
                  parties to terminate this Contract and the effects of the expiration or termination of this Contract will be as set forth in that certain Acrylonitrile Expanded Relationship and Master Modification Agreement dated as of June 19, 2003 between BP and Sterling (the "ER Agreement"). Termination of this Contract will be without prejudice to outstanding orders.

5.       WINDING UP OF ANEXCO

5.1 This Section 5 will apply only if the AN Agreements are terminated pursuant to the first sentence of Section 2 of this ER Agreement. For purposes of this ER Agreement, the "Wind up Period" means the period commencing on the date that is twenty four (24) months prior to the intended termination date of the AN Agreements and continuing thereafter until the termination of the AN Agreements.

5.2 From and after * * * 5 until the termination of the AN Agreements, the parties will cause and direct ANEXCO to no longer enter into any new or additional AN Sales Contracts.

5.3 Notwithstanding anything to the contrary contained herein or in any of the AN Agreements, during the Wind up Period, ANEXCO will no longer have the sole and exclusive responsibility for the marketing, sale, or distribution of AN in the Joint Venture Territory on behalf of BP and Sterling, and both Sterling and BP may market, sell, and distribute AN in the Joint Venture Territory but only with respect to (i) any volume a party might make to a customer pursuant to * * * , (ii) any volume to a customer that replaces volume that such customer previously purchased under an AN Sales Contract that terminated in accordance with its terms during the Wind up Period or that was terminated, canceled, or lapsed during the Wind up Period, (iii) any additional AN volumes that a customer under any AN Sales Contract * * * may wish to purchase in excess of the maximum volume specified in its AN Sales Contract, (iv) any volumes that any customer in the Joint Venture Territory may wish to buy, without a written, countersigned agreement in place, during the last twelve (12) months of the Wind up Period, or (v) any volume to any customer that is not then a party to an AN Sales Contract. In addition, notwithstanding anything to the contrary contained herein or in any of the other AN Agreements, both parties will be entitled, during the Wind up Period, to solicit orders from customers in the Joint Venture Territory (including ANEXCO customers) for delivery of AN after the termination of the AN Agreements. Either party may request that ANEXCO
         * * * service any other sales of AN that such party makes in the Joint Venture Territory, in either case, until such time that the requesting party determines ANEXCO's services are no longer required or until the termination of the AN Agreements, whichever comes first. If a party elects to use ANEXCO to service * * any other sales of AN in the Joint Venture Territory, ANEXCO will service such AN sales and the requesting party will pay ANEXCO a commission equal to * * * , whichever amount is greater, on all such sales ANEXCO services on behalf of that party to customers who are buying AN from the requesting party pursuant to a written, countersigned contract, or * * * , whichever amount is greater, on all other sales ANEXCO services on behalf of the requesting party, in either case, with such price adjusted to be on a FOB Texas City, Texas, basis for purposes of calculating the commission, and, in addition, that party will reimburse ANEXCO for all relevant costs to service such sales, including, but not limited to, all fixed and variable logistics costs and all customer fulfillment costs, with the precise calculation of the exact amount of such costs to be mutually agreed upon.

5.4      * * * * * * * * * * * * *

5.5      * * * * * * * * * * * * *

5.6      * * * * * * * * * * * * *

5.7      * * * * * * * * * * * * *

5.8      * * * * * * * * * * * * *

5.9      * * * * * * * * * * * * *

5.10 * * * * * * * * * * * * * (An aggregate of approximately two pages have been omitted from Sections 5.4 through 5.10 pursuant to the request for confidential treatment.)

6. AMENDMENTS TO THE PRODUCTION AGREEMENT RELATED TO INCREASE IN CAPACITY RIGHTS, START-UP COSTS, AND ANNUAL AND QUARTERLY MEETINGS

6.1 BP and Sterling agree to increase BP's Right (as defined in the Production Agreement), and corresponding reimbursement obligations, from * * to * * . Accordingly, effective as of April 1, 2003, the Production Agreement is modified as set forth in this Section 6.1:

         6.1.1 Section 13.1 of the Production Agreement is hereby amended by replacing the word " * * " appearing therein with the word " *
                  * ."

         6.1.2 Exhibit A of the Production Agreement is hereby amended by (i) replacing the word * * with the word * * and (ii) replacing the figure * * with the figure * * in each instance such word and figure appear in the definitions of "Fixed Cost Component," "Maximum Annual Contract Quantity," and "Right" contained therein.

         6.1.3 Exhibit A of the Production Agreement is hereby further amended by replacing the figure * * appearing in the definition of "Minimum Annual Contract Quantity" contained therein with the figure * *

         6.1.4 Exhibit A of the Production Agreement is hereby further amended by replacing the figure * * appearing in the definition of "Minimum Quarterly Contract Quantity" contained therein with the figure * *

6.2 BP and Sterling agree that provisions in the Production Agreement governing the division of costs and expenses do not reflect the parties' intent as to how they should share the costs and expenses solely related to the restart of the AN Plant that might occur prior to August 31, 2003. Consequently, notwithstanding anything to the contrary contained in this ER Agreement or the Production Agreement, the responsibility of BP to reimburse Sterling for such costs and expenses will be determined solely by reference to the following provisions:

         6.2.1 During the period from November 20, 2002 (the date of the Assumption Order) until April 1, 2003 (the "Start Up Period"), BP will pay Sterling * * of the aggregate Fixed Costs for each month up to a maximum payment of * * per month, with such amount prorated for any partial month.

         6.2.2 After April 1, 2003, BP will pay Sterling * * of the aggregate Fixed Costs for each month in accordance with the terms of the Production Agreement.

         6.2.3 BP will pay Sterling * * of Sterling's actual Capital Expenditures (as such term is defined in the Production Agreement) (i) associated with compliance of the AN Plant with the "Chronic Excessive Emissions Event" rules of the Texas Commission on Environmental Quality, (ii) associated with its recent installation of the T-11 tank at the AN Plant, and (iii) to complete the installation of chillers at the AN Plant.

         6.2.4             BP will pay * *   of Sterling's costs for make-up
                           catalyst and, if necessary, * *   of Sterling's
                           replacement costs for catalyst.

         6.2.5 BP will pay * * of Sterling's costs that it incurs during the Start Up Period that are associated with the replacement of equipment, motors, valves, instrumentation, or similar items for the AN Plant, up to a maximum amount of * * .

6.3 Effective as of April 1, 2003, the title to Article 3 of the Production Agreement is hereby amended to read in its entirety "Article 3 - Technology and Annual Meetings."

6.4 Effective as of the April 1, 2003, Article 3 of the Production Agreement is hereby amended by adding a new Section 3.6 thereto to read in its entirety as follows:

         3.6 As soon as reasonably possible after the Effective Date (as defined in the ER Agreement), and on or before each September 1st of each Contract Year thereafter, BP and Sterling will hold a meeting (each such meeting, an "Annual Meeting") and engage, in good faith, in a comprehensive annual budgetary review and discuss the organizational, operating, Capital Expenditure and health, safety, and environmental parameters for the operation of the AN Plant for the next calendar year. Such review will include discussions regarding (i) cost budgets for direct fixed, direct variable, and indirect costs for the ensuing year, (ii) sustaining and growth capital budgets for maintenance, health safety, environment, and Capital Expenditures and (iii) co-products revenue streams budget for the ensuing year. The parties will mutually agree upon the specific types of information that will be included in each of the above categories. The objective of this overall process will be to align, to the extent possible, the mutual interests of the parties with respect to manufacturing operations and to create shared value. This process also will serve to try to identify possible process improvements and other beneficial opportunities that the parties could, if mutually agreed upon, try to execute for the benefit of both parties. On or before March 1st, June 1st, September 1st, and December 1st of each Contract Year, commencing with September 1, 2003, BP and Sterling will engage in a business review that will include a review of the above information and the actual performance compared to all agreed upon parameters, as well as such other matters as BP and Sterling believe are pertinent to the optimization of the parties' relationship under the AN Agreements.

6.5 Effective as of April 1, 2003, Section 13.2 of the Production Agreement is hereby amended by replacing the phrase "On or before October 1 of each Contract Year" with the phrase "At each Annual Meeting".

6.6 Effective as of April 1, 2003, Section 15.2 of the Production Agreement is hereby amended to read in its entirety as follows:

         15.2 During the term of this Agreement, insurance on the Facility and those parts of the Plant which serve the Facility shall be maintained by Sterling in types and amounts and against such risks as are typically insured against in the same general area, by persons of comparable size engaged in the same or similar business as Sterling but BP and Sterling may each carry additional insurance, at its sole discretion and cost. Sterling shall make BP an additional insured under the policies evidencing such insurance coverages for liability purposes only. In the event of a fire, explosion, flood, hurricane or windstorm or other casualty resulting in the loss of the Facility or a substantial part thereof, and Sterling and BP cannot agree whether or not the Facility should be repaired, Sterling shall have the right to require that the Facility be repaired and that the insurance proceeds first be applied to the payment of all repair costs. In such event, the parties' obligations under this Agreement shall continue, but Sterling shall bear all costs of such repair in excess of the proceeds of insurance and shall have the right to fully depreciate such repair costs.

6.7 Effective as of April 1, 2003, the Production Agreement is hereby amended by deleting Schedule 15.2 thereto in its entirety.

7.       AMENDMENTS TO THE ANEXCO LLC AGREEMENT RELATED TO DISTRIBUTIONS AND
         GOVERNANCE

7.1 The last sentence only of Section 6.05 of the ANEXCO LLC Agreement is hereby amended to read in its entirety as follows:

                  All distributions of Assets of the Company in kind (other than in connection with the winding up and liquidation of the Company) shall be made in proportion to the respective Percentage Interests of the Members on the date of any such distribution and may be (as the Members specifically provide) subject to existing Liabilities, except that * * * * * * .

7.2 The first sentence only of Section 7.02 of the ANEXCO LLC Agreement is hereby amended to read in its entirety as follows:

                  The Company may not take any of the following actions unless such action is required by this Agreement or has been approved by the affirmative vote of at least * * Managers on the Board:

7.3 Section 7.02 (d) of the ANEXCO LLC Agreement is hereby amended to read in its entirety as follows:

                           (d) approval of each Annual Business Plan, or any
                  material revision to any Annual Business Plan, if such Annual Business Plan or revised Annual Business Plan does not contemplate the Company selling the entire Sterling ANEXCO Volume (as defined in the ER Agreement); provided, however, that if such Annual Business Plan or revised Annual Business Plan does contemplate the Company's sale of the entire Sterling ANEXCO Volume, the approval of such Annual Business Plan or revision will only require the affirmative vote of a simple majority of the Whole Board;

7.4 Section 7.02 (g) of the ANEXCO LLC Agreement is hereby amended to read in its entirety as follows:

                           (g) the sale, transfer, lease or other disposition of
                  any Asset of the Company if the aggregate fair market value of the Assets disposed of in a single transaction, or a series of related transactions, exceeds * * , except that if such sale, transfer, lease, or other disposition of Assets (i) is pursuant to a Contract entered into pursuant to an Annual Business Plan, (ii) relates to a Member or the Company entering into a third party contract under which such Member or the Company is obligated to purchase Acrylonitrile that is intended to be resold within the Joint Venture Territory, in accordance with Section 5.2 of the Joint Venture Agreement, or
                  (iii) is for the purchase of Additional Volume (as that term is defined in Section 9.4 of the ER Agreement), which in the case of (i), (ii), or (iii), the approval of such will only require the affirmative vote of a simple majority of the Whole Board.

7.5 Section 7.02 (l) of the ANEXCO LLC Agreement is hereby amended by replacing the figure * * appearing therein with the figure * *

7.6 Section 7.02 (m) of the ANEXCO LLC Agreement is hereby amended to read in its entirety as follows:

                           (m) any matter that could reasonably be expected to
                  result in a Member being required to spend any amount in excess of * * in order to comply with such matter (e.g., any change in the specifications for acrylonitrile sold by the Company that would require a Member to make over * * in capital expenditures at its production facilities in order to comply with such revised specifications) or any matter not in the ordinary course of business that could reasonably be expected to have an adverse effect, in an amount that will exceed * * during any 12 consecutive month period, on the business financial position, results of operations, or cash flows of Sterling or BP's Nitriles Business Unit, provided that, if a Member believes, in good faith, that any matter that is proposed to be approved, or is apparently approved, by less than * * Managers on the Board is subject to the provisions of this clause (m), such Member must notify the other Members of such belief by the earliest of the following to occur: (i) as soon as is reasonably possible after such Member forms such belief; (ii) if any Manager appointed by that Member was at such Board meeting, within seven (7) calendar days after the Board Meeting; or (iii) if no Manager appointed by such Member were at such Board meeting, within seven (7) calendar days after any Manager that attended the Board Meeting provides written notice to the Member whose

                  Managers failed to attend the Board Meeting of the actions taken by the Board at such Board Meeting; and provided further, that if a Member does not so notify the other Members as provided above with respect to a matter, that matter will be deemed not to fall within the provisions of this paragraph
                  (m); and

7.7 The last sentence of Section 7.02 of the ANEXCO LLC Agreement is hereby amended by replacing the phrase "a majority of the Board fails" appearing therein with the phrase "at least * * Managers on the Board fail."

7.8 The first sentence only of Section 7.03(a) of the ANEXCO LLC Agreement is hereby amended to read in its entirety as follows:

                  (a) The number of Managers constituting the whole Board (the "Whole Board") will be * * , * * of whom will be appointed by BP (the "BP Representatives"), and * * of whom will be appointed by Sterling (the "Sterling Representatives" and, together with the BP Representatives, the "Representatives"). One of the BP Representatives will be the President.

7.9 The last sentence of Section 7.07 of the ANEXCO LLC Agreement is hereby amended by replacing the phrase "a majority of the Managers" appearing therein with the phrase "the consent of * * or more Managers."

7.10 The first sentence of Section 7.11 of the ANEXCO LLC Agreement is hereby amended by replacing the phrase "a majority of the Whole Board" appearing therein with the phrase "a majority of the Whole Board, at least one of whom must be a Sterling Representative."

7.11 Section 7.15 of the ANEXCO LLC Agreement is hereby amended by replacing the phrase "a majority of the Whole Board" appearing therein with the phrase " * * or more Managers on the Board."

7.12 The first sentence of Section 7.16(c) of the ANEXCO LLC Agreement is hereby amended by replacing the phrase "a majority of the Whole Board" appearing therein with the phrase " * * or more Managers on the Board."

7.13 Section 8.01(a) of the ANEXCO LLC Agreement is hereby amended to read in its entirety as follows:

                  (a) The officers of the Company shall be a Chairman of the Board, a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may be determined by the Board from time to time. At each annual meeting of the Board at which a quorum shall be present, at least * * Managers on the Board shall elect officers of the Company to succeed any officers whose terms of office are scheduled to expire; provided however, that BP has the sole right to appoint, remove, and replace the Chairman of the Board and the President. Any two or more offices may be held by the same person, except that the offices of President and Secretary may not be held by the same person. No officer (other than the Chairman of the Board and the President) needs to be a Manager. No officer needs to be a Member or a resident of the State of Delaware.

7.14 Section 8.01 of the ANEXCO LLC Agreement is hereby amended by adding a new paragraph (c) thereto to read in its entirety as follows:

                           (c) BP has the sole right to designate the Chairman
                  of the Board and the President of the Company, and BP may exercise such right at any time and from time to time. Upon the death, resignation, or removal of the Chairman of the Board or the President, BP has the sole right to designate a new individual as Chairman of the Board or President, as the case may be. Neither the Board nor any Member other than BP will have any authority to appoint the Chairman of the Board or the President.

7.15 The first three sentences of Section 8.03 of the ANEXCO LLC Agreement are hereby amended to read in their entirety:

                  BP may, in its sole discretion, by written notice to the Company, remove the Chairman of the Board or the President, or both, at any time, with or without cause. Neither the Board nor any Member other than BP will have any authority to remove the Chairman of the Board or the President. Each of the other officers of the Company may be removed at any time by the affirmative vote of at least * * Managers on the Board, with or without cause.

7.16 The second sentence only of Section 8.04 of the ANEXCO LLC Agreement is hereby amended to read in its entirety as follows:

                  Whenever a vacancy shall occur (a) in the office of President, such vacancy may only be filled by BP, and (b) in any office of the Company (other than Chairman of the Board or President), such vacancy may only be filled by the affirmative vote of at least * * Managers on the Board.

7.17 Section 8.07 of the ANEXCO LLC Agreement is hereby amended by replacing the phrase "the Chief Executive Officer" appearing therein with the phrase "a Manager on the Board with full voting rights and the Chief Executive Officer."

7.18 The third sentence only of Section 11.01 of the ANEXCO LLC Agreement is hereby amended by replacing the phrase "majority of the Whole Board" appearing therein with the phrase "at least * * Managers on the Board."

7.19 The fourth sentence of Section 11.01 of the ANEXCO LLC Agreement is hereby amended by relettering clauses (c) and (d) thereto as clauses
         (d) and (e) and adding a new clause (c) thereto to read in its entirety as follows:

                           (c)      * * * * * * ;

8.       AMENDMENTS TO THE ANEXCO JV AGREEMENT RELATED TO CHANGES IN SALES
         VOLUMES

8.1 Effective as of the Effective Date of this ER Agreement, Sections 1.3, 1.4, 1.5, 1.12, 1.23 and 1.33 of the ANEXCO JV Agreement are hereby amended to respectively read in their entirety as follows:

                  1.3      [Intentionally Omitted].

                  1.4      [Intentionally Omitted].

                  1.5      [Intentionally Omitted].

                  1.12     [Intentionally Omitted].

                  1.23     [Intentionally Omitted].

                  1.33     [Intentionally Omitted].

8.2      Effective as of the Effective Date of this ER Agreement, Subpart (ii)
         (a) only of the first sentence of Section 3.2 of the ANEXCO JV Agreement is hereby amended to read in its entirety as follows:

                  * * * * * * * * *

8.3 The second sentence of Section 3.4 of the ANEXCO JV Agreement is hereby amended by replacing the phrase "used in determining each Party's BRV" appearing therein with the phrase "treated in the same manner as such Party's own production of Acrylonitrile."

8.4 Effective as of the Effective Date of this ER Agreement, the fourth sentence only of Article 4 of the ANEXCO JV Agreement is hereby amended to read in its entirety as follows:

                  At the beginning of each year, the President of the Company will, in good faith, and consistent with Section 9 of the ER Agreement, estimate the actual volume of Acrylonitrile that each Party will sell to the Company during that year, and the President's estimated volume for a Party, divided by the President's good faith estimation of the actual volume of Acrylonitrile that both Parties will sell to the Company during that same year, will be that Party's "Sales Ratio." If, at any time during the year, the actual volumes sold to the Company appear to be materially different from the estimates the President used to calculate the Sales Ratios, the President may, in good faith, and consistent with Section 9 of the ER Agreement, modify the Sales Ratios to reflect his then current best estimate of the volumes to be sold. * * * * *

8.5 Effective as of the Effective Date of this ER Agreement, Article 5 of the ANEXCO JV Agreement is hereby amended to read in its entirety as follows:


                               Article 5 - Volumes

                           5.1 Volumes. Each calendar year, (a) Sterling will
                  sell, and the Company will purchase, the Sterling ANEXCO Volume (as defined in, and determined in accordance with, Section 9.3 of the ER Agreement) for such year and (b) BP will sell, and the Company will purchase, the BP ANEXCO Volume (as defined in, and determined in accordance with, Section 9.3 of the ER Agreement) for such year.

                           5.2 New Purchase Contracts. After the Effective Date
                  (as defined in the ER Agreement) except as may be otherwise provided in Section 3.7.8 or Section 5 of the ER Agreement, neither ANEXCO nor a Party will enter into any new third party contracts under which the Company or either Party is obligated to purchase Acrylonitrile for resale within the Joint Venture Territory without the consent of a simple majority of the Whole Board (as defined in the LLC Agreement); provided, however, that in the event that the Company or BP enter into any such contracts, the volume to be resold in the Joint Venture Territory will be considered a part of the BP ANEXCO Volume (as that term is defined in Section 9.3 of the ER Agreement) and subject to any and all provisions of the ER Agreement applicable to the BP ANEXCO Volume.

8.6 Section 7.2 of the ANEXCO JV Agreement is hereby amended by deleting the last three sentences thereof.

8.7 Effective as of the Effective Date of this ER Agreement, the last sentence only of Section 11.1 of the ANEXCO JV Agreement is hereby amended to read in its entirety as follows:

                  The total quantity hereunder so omitted will be deducted from such Party's obligation to sell, and ANEXCO's obligation to purchase, such quantity pursuant to this Agreement, without liability.

8.8 Effective as of the Effective Date of this ER Agreement, Exhibit A to the ANEXCO JV Agreement is hereby amended to include the country of * *

8.9 Effective as of the Effective Date of this ER Agreement, Exhibit D to the ANEXCO JV Agreement is hereby amended to read in its entirety as set forth in Exhibit D (2003) attached hereto and incorporated herein for all purposes.

9.       AN PLANT PRODUCTION MARKETING

9.1 The parties acknowledge that (i) Sterling is currently in the process of restarting the AN Plant, (ii) the inability of Sterling to market all of its AN production contributed to the prolonged shutdown of the AN Plant, (iii) the viability of the AN Plant is an important factor in the business plan and financial projections included in the Reorganization Plan, (iv) the AN Plant does not operate as efficiently at a rate below * * * , and (v) a secure outlet for the sale of the * * output quantity of the AN Plant is crucial for the long term viability of the AN Plant. The parties have accordingly entered into this ER Agreement to provide such a secure outlet, among other reasons.

9.2 During each calendar year the AN Agreements are in effect, Sterling will produce and sell to BP and ANEXCO, and BP and ANEXCO will purchase from Sterling, a volume of AN determined in accordance with this
         Section 9. During each calendar year during the period commencing on the day of the AN Plant Start Up and ending on the date the AN Agreements terminate (with such obligations pro rated for any partial year):

         9.2.1 BP has the right but not the obligation under the Production Agreement to purchase up to * * of the Rated Capacity (as such term is defined in the Production Agreement) of the AN Plant. The volume BP elects to purchase under the Production Agreement during any given year is referred to herein as the "Production Agreement Volume" for such year.

         9.2.2 Sterling is obligated to sell, and BP is obligated to purchase, * * * of AN under * * * , unless the parties mutually agree on a different volume. * * * * *

         9.2.3

                  9.2.3.1 Except as set forth in Section 9.3 below and excluding the Wind up Period and further excluding any period during which Section 3.7.8 hereof applies, Sterling has the right to require ANEXCO to purchase up to an aggregate volume of * * * of AN that is produced at the AN Plant each year, minus the Production Agreement Volume for such year, and minus
                           * * * for such year.

                  9.2.3.2 This Section 9.2.3.2 will apply during any period during which Section 3.7.8 hereof applies and during the Wind up Period. For purposes of this Section 9.2.3.2, the "Applicable Period" is defined to be, for any calendar year, the number of days in such calendar year during which Section 3.7.8 hereof applies or the number of days in such calendar year comprising the Wind up Period, as the case may be, and the "Period Ratio" is defined to be, for any calendar year, a fraction, the numerator of which is the number of days in the Applicable Period during such calendar year and the denominator of which is the number of days in such calendar year. Except as set forth in Section 9.3 below, during any Applicable Period, Sterling has the right to require ANEXCO to purchase up to an aggregate volume equal to (i) the Period Ratio for such calendar year multiplied by * *
                           * of AN that is produced at the AN Plant, minus (ii) the portion of the Production Agreement Volume for such year nominated by BP for delivery during such Applicable Period, minus (iii) the Period Ratio multiplied by the * * * for such year, minus (iv) the aggregate volume of AN that Sterling sells in the Joint Venture Territory during such Applicable Period, including * * * plus the aggregate volume of AN that Sterling sells in the Joint Venture Territory to all other former ANEXCO customers, or to any other customer in the Joint Venture Territory, during such Applicable Period. Promptly after the beginning of each Applicable Period, Sterling will notify ANEXCO, in writing, of Sterling's good faith estimate of the volume of AN that is described in clause (iv) above for such Applicable Period. Promptly after the end of each calendar quarter ending during any Applicable Period , Sterling will notify ANEXCO, in writing, as to the actual volume of AN that Sterling sold into the Joint Venture Territory under clause
                           (iv) above during the portion of that calendar quarter falling within such Applicable Period. Sterling also will notify ANEXCO, in writing, if Sterling becomes aware that the actual volume described in clause (iv) above may be significantly different than the estimate Sterling provided to BP at the beginning of the relevant Applicable Period.

                  9.2.3.3 The amount Sterling has the right to require ANEXCO to purchase in any given year pursuant to this
                           Section 9.2.3 is referred to herein as the "Sterling Maximum AN Volume" for such year.

                  9.2.3.4 Notwithstanding anything to the contrary contained herein, Sterling acknowledges and agrees that, unless BP or ANEXCO, as the case may be, consents otherwise in writing, which consent may be withheld by BP or ANEXCO, as the case may be, in its sole discretion, Sterling will not supply or deliver, and neither BP nor ANEXCO will be obligated to purchase or receive, any AN other than AN that Sterling produces at the AN Plant

9.3 Unless Sterling nominates, in writing, a lesser volume at least six (6) months prior to the start of a calendar year, Sterling will be deemed to have nominated to sell to ANEXCO during such upcoming calendar year an aggregate volume of AN equal to the applicable Sterling Maximum AN Volume for such upcoming calendar year (in either case, the "Sterling ANEXCO Volume"). The Sterling ANEXCO Volume will not exceed the Sterling Maximum AN Volume for such year. During each year, ANEXCO will purchase, and Sterling will sell, under the ANEXCO JV Agreement, a volume equal to the Sterling ANEXCO Volume for such year. In any given year, BP may sell to ANEXCO such volumes of AN as BP may from time to time elect (the "BP ANEXCO Volume") * * * . * * * * * * * * * * * * * If ANEXCO fails to purchase at least * * of the Sterling ANEXCO Volume for three consecutive months, Sterling may shut down the AN Plant and be relieved of its obligation to sell AN to BP and ANEXCO, and ANEXCO and BP will be relieved of their obligation to purchase AN from Sterling, under the AN Agreements, during the period the AN Plant is shut down, provided that, if Sterling elects to shut down the AN Plant, it must (x) provide ANEXCO notice of such shut down as soon as reasonably possible after Sterling makes the decision to shut down the AN Plant, and (y) give ANEXCO a minimum of two (2) months prior written notice of the date Sterling intends to restart the AN Plant and resume production (the "Anticipated Restart Date"). In the event Sterling restarts the AN Plant and resumes production no later than ten (10) days after the Anticipated Restart Date, Sterling will again be obligated to supply AN to BP and ANEXCO, and ANEXCO and BP will again be obligated to purchase AN from Sterling, under the AN Agreements, on the Anticipated Restart Date or on the date the AN Plant resumed production, whichever occurred last. In the event the AN Plant resumed production more than ten (10) days after the Anticipated Restart Date, Sterling will again be obligated to supply AN to BP and ANEXCO, and ANEXCO and BP will again be obligated to purchase AN from Sterling, under the AN Agreements, on the tenth (10th) day after the Anticipated Restart Date. The volume of AN that BP and ANEXCO are obligated to buy from Sterling, and that Sterling is obligated to sell to BP and ANEXCO, pursuant to the AN Agreements, will be reduced by the amount of AN Sterling would have otherwise been entitled to supply to BP and ANEXCO during the period the AN Plant was shut down. To the extent that ANEXCO has any liability to Sterling pursuant to this Section 9.3, such liability will be paid by ANEXCO and BP and the amount paid will either be adjusted or otherwise paid in a manner that will result in Sterling being compensated for one hundred percent (100%) of such liability without direct or indirect reduction resulting from Sterling's ownership interest in ANEXCO. To the extent that ANEXCO has any liability to BP pursuant to this Section 9.3, and such liability results from the actions or inactions of Sterling, such liability will be paid by ANEXCO and Sterling and the amount paid will either be adjusted or otherwise paid in a manner that will result in BP being compensated for one hundred percent (100%) of such liability without direct or indirect reduction resulting from BP's ownership interest in ANEXCO.

9.4 If Sterling wishes to sell an amount of AN greater than the Sterling ANEXCO Volume to ANEXCO ("Additional Volume"), it will so advise ANEXCO and BP, and if ANEXCO or BP is interested in purchasing such volume, the parties will, in good faith, negotiate the terms and conditions associated with the sale and purchase of such Additional Volumes of AN. Nothing in this Section 9.4 obligates Sterling to sell, or obligates either ANEXCO or BP to buy, any Additional Volume.

9.5 Unless ANEXCO is excused from its obligation to purchase such volume under the terms of this ER Agreement or any of the AN Agreements, during any given calendar quarter, BP and Sterling must sell, and ANEXCO must purchase, one fourth (1/4) of the volume of AN that BP or Sterling, as applicable, is obligated to sell under this Section 9 (the BP ANEXCO Volume and the Sterling ANEXCO Volume, respectively) during that calendar year, plus or minus ten percent (10%) of the BP ANEXCO Volume or the Sterling ANEXCO Volume, as the case may be (with such amount minus ten percent (10%) being the "BP Minimum Ratable Volume" and the "Sterling Minimum Ratable Volume" respectively); provided however, that, at the option of the relevant party (with such option being exercised in writing and made as soon as is reasonably possible after the occurrence of the event giving rise to the proration), the foregoing quarterly sales requirements will be prorated for any quarter during which such party experiences a force majeure event or has shut down an AN production facility for forty five (45) days or less for scheduled maintenance (a "Temporary Shutdown") provided that, in the case of a Temporary Shutdown, such party, no later than September 30th of the preceding year, gave ANEXCO written notice of the expected dates and durations of its anticipated Temporary Shutdowns for the year in question and thereafter provided ANEXCO with prompt written notice of any change in the anticipated dates or expected duration of any such Temporary Shutdown at least ninety (90) days prior to the new proposed date of commencement of such Temporary Shutdown. At the option of Sterling (with such option being exercised in writing and made as soon as is reasonably possible after the occurrence of the event giving rise to the proration), the quantities of AN that Sterling is required to sell to BP pursuant to the Production Agreement will be prorated for any calendar year during which Sterling experiences a force majeure event or has a Temporary Shutdown provided that, in the case of a Temporary Shutdown, Sterling, no later than September 30th of the preceding year, gave BP written notice of the expected dates and durations of its anticipated Temporary Shutdowns for the year in question and thereafter provided BP with prompt written notice of any change in the anticipated dates or expected duration of any such Temporary Shutdown at least ninety (90) days prior to the new proposed date of commencement of such Temporary Shutdown. If any quantities are to be prorated pursuant to this Section 9.5, the proration will occur based on the number of days in the relevant period during which the relevant force majeure event or Temporary Shutdown continues. Unless ANEXCO or BP is excused from its obligation to purchase such volume under the terms of any of the AN Agreements, (i) if BP fails to deliver the BP Minimum Ratable Volume, for any particular calendar quarter, the difference between the BP Minimum Ratable Volume and the amount of AN that BP actually delivered during that calendar quarter will be deducted from the BP ANEXCO Volume for the calendar year in question, and (ii) if Sterling fails to deliver the Sterling Minimum Ratable Volume, for any particular calendar quarter, the difference between the Sterling Minimum Ratable Volume and the amount of AN that Sterling actually delivered during that calendar quarter will be deducted from the Sterling ANEXCO Volume for the calendar year in question. The preceding sentence does not affect any rights or remedies of either party hereto.

9.6 Upon the mutual agreement of the parties, such agreement not to be unreasonably withheld, delayed, or conditioned, the parties will cause ANEXCO to ask the issuers of any letters of credit associated with ANEXCO's accounts receivables to discount such letters of credit, and the proceeds from such discounted letters of credit will be disbursed to Sterling as an advance payment of amounts otherwise due or to become due to Sterling for AN sales made by Sterling to or through ANEXCO. If such occurs, the amount ANEXCO is obligated to pay to Sterling for


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

         ANEXCO's purchases of AN from Sterling will be reduced by the amount of the discounting and any bank fees or charges or other costs ANEXCO incurs as a result of the discounting of such letters of credit.

10.      REFUND OF CURE COSTS

         Within thirty (30) days after the Effective Date of this ER Agreement, BP will pay Sterling seven hundred seventy thousand dollars ($770,000) as required by the Assumption Order.

11.      DISPUTE RESOLUTION

11.1 The procedures for resolving disputes set forth in this Section 11.1 (the "Dispute Resolution Process") will apply to any dispute or controversy arising out of or related to any of the AN Agreements, including this ER Agreement.

11.2 If, at any time, a dispute or controversy exists arising out of or related to this ER Agreement or any other AN Agreement, a party may send the other party written notice ("Dispute Notice") that it is exercising its rights to begin this Dispute Resolution Process. The Dispute Notice also will contain a description of the dispute or controversy. Within ten (10) days of the date of the Dispute Notice, the parties will submit the dispute or controversy to their respective Chief Executive Officers ("CEOs") or Business Unit Leaders ("BULs") for resolution. In the event the CEOs or BULs fail to amicably resolve the dispute within thirty (30) days of such referral, the dispute will be settled by binding arbitration pursuant to Section 11.3 below.

11.3 Resolution of any dispute or controversy arising out of or related to this ER Agreement or any other AN Agreement that cannot be resolved by the CEOS and BULs within thirty (30) days after such matter is referred to them pursuant to Section 11.2 above will be determined by arbitration by three (3) arbitrators, one (1) of whom will be appointed by BP, one (1) of whom will be appointed by Sterling, and one (1) of whom will be appointed by the other two (2) arbitrators. If the first two (2) arbitrators cannot agree on the appointment of a third arbitrator, then such third arbitrator will be appointed by the Regional Director of the American Arbitration Association whose jurisdiction includes New York, New York. The arbitration will be conducted in New York, New York pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The parties hereto agree that the determination of the arbitrators will be final and binding. Judgment upon the arbitrators' award may be entered in any court having jurisdiction thereof. BP and Sterling will each bear the costs of their respective arbitrators and their related expenses, and the costs of the third arbitrator and his or her related expenses, as well as all other costs of the arbitration, will be paid equally by BP and Sterling or as otherwise determined by such arbitrators. During arbitration, the parties will continue to perform their obligations under this ER Agreement and the other AN Agreements with the exception of those under arbitration.

11.4 Article 21 of the Production Agreement is hereby amended to read in its entirety as follows:

                 Article 21 - Dispute Resolution and Arbitration

                  All disputes and controversies arising out of or relating to this Agreement or the License Agreement will be determined in accordance with Section 11 of the ER Agreement.

11.5 Exhibit A of the Production Agreement is hereby amended by deleting the definitions of "Arbitration Notice," "CEOs" and "Dispute Resolution Committee" therefrom.

11.6 Section 13.10 of the ANEXCO JV Agreement is hereby amended to read in its entirety as follows:

                           13.10 Disputes. All disputes and controversies
                  arising out of or relating to this Agreement will be determined in accordance with Section 11 of the ER Agreement.

11.7 Section 12.11 of the ANEXCO LLC Agreement is hereby amended to read in its entirety as follows:

                           Section 12.11 Dispute Resolution. All disputes and
                  controversies arising out of or relating to this Agreement will be determined in accordance with Section 11 of the ER Agreement.

11.8 Paragraph (f) of Part Three of the Catalyst Agreement is hereby amended to read in its entirety as follows:

                  (f) Disputes. All disputes and controversies arising out of or relating to this Contract will be determined in accordance with Section 11 of the ER Agreement.

12.      GENERAL

12.1 Each of Sterling and BP is and will be an independent contractor with respect to its rights and obligations under this ER Agreement, the Production Agreement, the Catalyst Agreement and the Letter Agreement, and this ER Agreement, the Production Agreement, the Catalyst Agreement and the Letter Agreement will not be construed to create a


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

         partnership, joint venture, association or other entity or business organization between Sterling and BP.

12.2 This ER Agreement will inure to the benefit of, and will be binding upon, BP and Sterling and their respective successors and permitted assigns.

12.3 This ER Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same agreement.

12.4 Should any clause, sentence, paragraph, subsection or Section of this ER Agreement be judicially declared to be invalid, unenforceable, or void, such decision will not have the effect of invalidating or voiding the remainder of this ER Agreement, and the parties hereto agree that the part or parts of this ER Agreement so held to be invalid, unenforceable, or void will be deemed to have been stricken herefrom as if such stricken part or parts had never been included herein.

12.5 This ER Agreement together with the other AN Agreements, as amended herein, and * * * and the License Agreement, set forth all of the promises, agreements, conditions, understandings, warranties, and representations between the parties with respect to the matters covered hereby and thereby, and supersede all prior agreements, arrangements, and understandings between the parties, whether written, oral or otherwise, with respect to the subject matter hereof and thereof. There are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, between the parties concerning the subject matter hereof or thereof except as set forth herein or therein. In the event of any conflict, the provisions of this ER Agreement will govern over the terms of any other AN Agreement. Except as expressly amended herein, the terms of the other AN Agreements will continue in full force and effect. No modification of or amendment to this ER Agreement will be valid for any purpose unless made in a written document that specifically states that it is a modification of or an amendment to this ER Agreement, and the document is signed by both parties. No waiver of any provision of this ER Agreement will be valid unless made in a written document that specifically states it is a waiver under this ER Agreement and is signed by the party against whom that waiver is sought to be enforced. No failure or delay on the part of either party in exercising any right, power, or privilege under this ER Agreement, and no course of dealing between the parties, will operate as a waiver of any right, power, or privilege hereunder. No single or partial exercise of any right, power, or privilege under this ER Agreement will preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder. No notice to or demand on either party under this ER Agreement will entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of either party to any other or further action in any circumstances without notice or demand.

12.6 Notwithstanding anything to the contrary contained in this ER Agreement or any other AN Agreement, the parties' respective obligations to sell and purchase AN pursuant to this ER Agreement and the other AN Agreements, and ANEXCO's obligations to purchase AN pursuant to the ANEXCO JV Agreement and the ANEXCO LLC Agreement, will not commence until the date of the AN Plant Start Up.

12.7 Notwithstanding anything to the contrary, the parties to this ER Agreement (and each employee, representative, or other agent of such party for so long as they remain an employee, representative, or agent) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement (the "Transaction") and all materials of any kind (including opinions or other analyses) that are provided to such party relating to such tax treatment or tax structure. Nothing in this Agreement, or any other agreement between the parties hereto express or implied, will be construed as limiting in any way the ability of either party to consult with any tax adviser (including a tax adviser independent from all other entities involved in the Transaction) regarding the tax treatment or tax structure of the Transaction, provided, however, that any such disclosure may not be made (a) until the earlier of (i) the date of the public announcement of discussions relating to the Transaction, (ii) the date of the public announcement of the Transaction, or (iii) the date of the execution of the agreement to enter into the Transaction (with or without conditions) and (b) to the extent required to be kept confidential to comply with any applicable securities laws.

12.8 Each of BP and Sterling, by its execution of this ER Agreement, acknowledges and agrees that ANEXCO will be bound by and perform all covenants and actions contemplated to be performed by ANEXCO under this ER Agreement.

12.9 This ER Agreement will be governed by and interpreted in accordance with the laws of the State of Texas, without regard to its principles on choice of law, except to the extent that the laws of the State of Delaware mandatorily govern any amendments to the ANEXCO LLC Agreement made herein.

INTENDING TO BE LEGALLY BOUND, the parties have executed this ER Agreement through their duly authorized officers.

BP CHEMICALS INC.                           STERLING CHEMICALS, INC.

By:       /s/ George E. Tacquard            By:  /s/ Richard K. Crump
        -------------------------------          ------------------------------

Title:  Business Unit Leader Nitriles       Title: President & CEO
        -------------------------------           -----------------------------

Date:  June 20, 2003                        Date:  6/19/03
       --------------------------------           -----------------------------


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

                                    EXHIBIT A
                               LIQUIDATED DAMAGES



                 * * * * * * * * * * * * * * * * * * * * * * * *

                               Exhibit D: * * * *


                     * * * * * * * * * * * * * * * * * * * *